Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2020 FINANCIAL RESULTS

Englewood, Colorado, November 5, 2020 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported third quarter 2020 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported third quarter 2020 financial results
◾	SiriusXM self-pay net subscriber additions of 169,000 in third quarter
◾	Third quarter revenue of $2,025 million, up 1% year-over-year
◾	Third quarter net income of $272 million, up 11%; diluted EPS of $0.06
◾	Adjusted EBITDA(2) of $661 million in the third quarter, up 1% year-over-year
◾	SiriusXM increased 2020 subscriber and financial guidance on October 22nd
◾	Third quarter SiriusXM capital returns total $544 million; Stitcher acquisition complete; leadership transition on track
o	Jennifer Witz slated to become CEO of SiriusXM on January 1, 2021
o	Liberty Media’s ownership of SiriusXM stood at 74.4% as of October 20th
o	From August 1st through October 31st, Liberty repurchased 3.1 million LSXMA/K shares at an average price per share of $34.93 and total cash consideration of $110 million
o	Corporate level liquidity as of September 30th: $974 million cash, cash equivalents and undrawn margin loan capacity (excluding liquidity at SiriusXM)
●	Attributed to Formula One Group
o	F1 and FIA announced new five year Concorde Agreement executed with all ten teams
o	Completed 13 races of planned 17 race season
o	Lewis Hamilton sets new record of 93 Grand Prix wins, surpassing Michael Schumacher

o	Stefano Domenicali appointed President and CEO of F1 effective January 2021
◾	Chase Carey will move to role of non-executive Chairman
o	Liquidity as of September 30th: $2.1 billion cash, cash equivalents and revolver capacity (including $639 million of liquidity at F1)
●	Attributed to Braves Group
o	Braves clinched third straight NL East title and won NL Wild Card Series and NL Division Series
o	Braves amended debt agreements related to the team revolver and ballpark funding
o	Liquidity as of September 30th: $260 million cash, restricted cash, cash equivalents and revolver capacity (including $183 million liquidity at Braves)

“Our employees and management teams executed exceptionally well given the ongoing challenges presented by COVID-19.  SiriusXM posted strong results, returned capital of $544 million and announced Jennifer Witz will assume the role of CEO in 2021.  The Braves had an outstanding season, clinching their third straight NL East title.  Formula 1 impressively planned a 17 race calendar and has produced some thrilling races thus far, including at two new venues. We were pleased to announce that Stefano Domenicali has been appointed CEO effective January 2021,” said Greg Maffei, Liberty Media President & CEO.

Note on COVID-19

Liberty Media continues to monitor and assess the effects of the COVID-19 pandemic on its operations, wholly-owned businesses and various investments. The global spread of COVID-19 prompted many countries throughout the world to take aggressive actions, including imposing travel restrictions and stay-at-home orders, closing public attractions and restaurants, and mandating social distancing practices.  As a result, the start of the 2020 F1 season was delayed until the beginning of July 2020 and the Major League Baseball season was delayed until the end of July 2020. In addition, in mid-March 2020, Live Nation suspended all large-scale live entertainment events but has continued to host alternative types of concerts and live events in various global locations that are compliant with local safety standards. Liberty Media and our portfolio companies will continue to comply with the recommendations of various government agencies and focus on the safety of our employees, partners and customers. Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with all debt covenants as of September 30, 2020. Braves Holdings is expected to be out of compliance with certain debt covenants related to one mixed-use loan as of December 31, 2020, and is in ongoing discussions with the debt counterparty to obtain waivers and covenant modifications.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2020 to the same period in 2019.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the third quarter of 2020. In the third quarter, approximately $10 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	3Q19	3Q20	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,011	$2,025	1%
Total Liberty SiriusXM Group	$2,011	$2,025	1%
Operating Income (Loss)
SiriusXM	459	461	0%
Corporate and other	(5)	(10)	(100)%
Total Liberty SiriusXM Group	$454	$451	(1)%
Adjusted OIBDA
SiriusXM(a)	659	661	0%
Corporate and other	(4)	(7)	(75)%
Total Liberty SiriusXM Group	$655	$654	0%

a)	SiriusXM reported $657m of pro forma adjusted EBITDA in 3Q19 for purposes of page one of this press release.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone third quarter results on October 22, 2020.  For additional detail on SiriusXM’s financial results for the third quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the third quarter of 2020. In the third quarter, the Formula One Group incurred approximately $8 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“We are incredibly proud of the way our Formula 1 community has come together to face the challenges and return to racing in a safe way, and we’ve seen excitement both on and off the track. Lewis Hamilton broke Michael Schumacher’s record of 91 wins and he keeps raising the bar,” said Chase Carey, Chairman and CEO of Formula 1. “Alongside the FIA and all ten teams, we were pleased to announce the signing of the new Concorde Agreement that further builds on the foundation for the long term future of our sport, along with the significant regulatory changes scheduled for 2022. After four years at Formula 1, I look forward to staying involved as non-executive Chairman with Stefano Domenicali assuming the role of CEO in 2021. I want to thank everyone at Formula 1, the FIA, teams, promoters and other partners who have been key to our success.”

	3Q19	3Q20

	amounts in millions
Formula One Group
Revenue
Formula 1	$633	$597
Total Formula One Group	$633	$597
Operating Income (Loss)
Formula 1	$44	$(104)
Corporate and other	(12)	(11)
Total Formula One Group	$32	$(115)
Adjusted OIBDA
Formula 1	$162	$14
Corporate and other	(8)	(6)
Total Formula One Group	$154	$8

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	3Q19	3Q20	% Change

	amounts in millions
Primary Formula 1 revenue	$553	$524	(5)%
Other Formula 1 revenue	80	73	(9)%
Total Formula 1 revenue	$633	$597	(6)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(335)	(441)	(32)%
Other cost of Formula 1 revenue	(99)	(110)	(11)%
Cost of Formula 1 revenue	$(434)	$(551)	(27)%
Selling, general and administrative expenses	(37)	(32)	14%
Adjusted OIBDA	$162	$14	(91)%
Stock-based compensation	(5)	(3)	40%
Depreciation and Amortization	(113)	(115)	(2)%
Operating income (loss)	$44	$(104)	NM

Number of races in period	7	10

Due to the COVID-19 pandemic, the start of the 2020 season was postponed until early July, with certain races cancelled and others rescheduled to later dates. The 2020 revised calendar consists of 17 events beginning July 5th and ending December 13th. There were ten races held in the third quarter of 2020 compared to seven races in the third quarter of 2019. Fans were only in attendance in reduced numbers at one race in the third quarter, and similar limited capacity crowds have been present at two subsequent races. Currently, F1 does not expect to have fans at any of the remaining 2020 races. Results in the third quarter of 2020 were impacted by the absence of fans, the location of races as well as the timing of the revised race calendar and pro rata recognition of certain revenue streams, with 10/17 races taking place in the third quarter of 2020 compared to 7/21 in the third quarter of 2019.

Primary F1 revenue is comprised of (i) race promotion fees, (ii) broadcasting fees and (iii) advertising & sponsorship fees. Primary F1 revenue decreased mainly due to the limited race promotion revenue received since fans were prohibited at all but one race during the third quarter. This was partially offset by growth in broadcasting and advertising & sponsorship fees due to the impact of higher proportionate recognition of season-based income with three additional races during the current period, as well as the impact of recognizing revenue over fewer races in 2020. However, both broadcasting and advertising & sponsorship revenues were lower than originally contracted. The altered schedule triggered lower broadcasting fees pursuant to the contractual terms within certain broadcasting agreements and also led to other one-time changes as certain broadcasting fees were renegotiated for the current year.  Additionally, Formula 1 has been prevented from delivering all elements of a typical sponsorship offering due to the cancellation of races to which contracted sponsorship inventory specifically related and the limited activities at the races, including hospitality, leading to one-time changes in sponsorship contracts.

Other F1 revenue decreased in the third quarter due to the non-operation of the Paddock Club and lower freight revenue, partially offset by increased revenue from the F2 and F3 support series as there were three additional races in the current period compared to the prior year.

Operating loss increased and adjusted OIBDA(2) decreased in the third quarter. Team payments increased partially due to one-time fees paid to teams upon signing the new Concorde Agreement as well as the pro rata recognition of prize fund payments across the race season. Other cost of F1 revenue is largely variable in nature and mostly relates directly to revenue opportunities. These costs increased in the third quarter due to the increase in number of races compared to the prior year, partially offset by lower hospitality and lower freight costs, as only one flyaway race took place in the current period. Selling, general and administrative expense decreased due to favorable foreign exchange rates and lower discretionary marketing expense.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of October 31, 2020. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of October 31, 2020 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1 and other minority investments, including AT&T and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the third quarter of 2020. In the third quarter, approximately $1 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	3Q19	3Q20

	amounts in millions
Braves Group
Revenue
Corporate and other	$212	$110
Operating Income
Corporate and other	$21	$(16)
Adjusted OIBDA
Corporate and other	$45	$5

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	3Q19	3Q20	% Change

	amounts in millions
Baseball revenue	$203	$102	(50)%
Development revenue	9	8	(11)%
Total revenue	212	110	(48)%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(145)	(90)	38%
Selling, general and administrative expenses	(21)	(14)	33%
Adjusted OIBDA	$46	$6	(87)%
Stock-based compensation	(3)	(2)	33%
Depreciation and Amortization	(20)	(19)	5%
Operating income (loss)	$23	$(15)	NM

Number of home games in period	40	30

Due to the outbreak of COVID-19, MLB postponed the start of the 2020 season until late July. The regular season included 60 games (30 home and 30 away) beginning July 24th and ending September 27th. Accordingly, the majority of Braves revenue in 2020 was recognized during the third quarter, compared to an ordinary 162 game season with revenue recognized primarily over the second and third quarters. There were no fans in attendance during the 2020 regular season. In the fourth quarter, the Braves do not expect to generate material revenue associated with the postseason given the structure of the MLB playoffs to accommodate COVID safety protocols, but the Braves will incur modest expense due to travel and other associated costs.

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast rights, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue decreased in the third quarter as a result of fewer games and no fans, which drove lower broadcasting and ballpark operations revenue. The decrease in development revenue was primarily driven by the deferral of rental income from certain tenants at the mixed-use development.

Operating income and adjusted OIBDA decreased in the third quarter. Lower revenue was partially offset by decreased operating expenses as a result of lower player salaries, as players were paid a pro-rata portion of their salaries, as well as lower facility and game day expenses driven by fewer games with no fans. Selling, general and administrative expense decreased due to reduced marketing expense and fewer games.

The Formula One Group holds an approximate 11.3% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.8% intergroup interest (2.3 million notional shares) in the Braves Group as of October 31, 2020. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of October 31, 2020 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From August 1, 2020 through October 31, 2020, Liberty SiriusXM Group repurchased approximately 2.4 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $34.99 for total cash consideration of $83 million and repurchased approximately 756 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $34.74 for total cash consideration of $26 million.

The total remaining repurchase authorization for Liberty Media as of November 1, 2020 is approximately $1.1 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these headlines and other matters on Liberty Media's earnings conference call which will begin at 10:00 a.m. (E.S.T.) on November 5, 2020. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended September 30, 2020.

Fair Value of Corporate Public Holdings

(amounts in millions)	6/30/2020	9/30/2020
Liberty SiriusXM Group
Live Nation Investment(a)	$3,087	$3,752
iHeart(b)	$58	57
Total Liberty SiriusXM Group(c)	$3,145	$3,809
Formula One Group
Public Holdings(d)	187	177
Total Formula One Group	$187	$177
Braves Group	NA	NA
Total Liberty Media	$3,332	$3,986

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $453 million and $289 million as of June 30, 2020 and September 30, 2020, respectively. Includes all shares of Live Nation owned with no adjustment to fair value for the 34.8 million notional shares underlying the call spread held at the Formula One Group, which was valued at approximately $210 million and $276 million as of June 30, 2020 and September 30, 2020, respectively.
b)	Includes fair value of iHeart shares and warrants which are included in other long-term assets.
c)	Excludes Braves Group and Formula One Group intergroup interests.
d)	Represents the carrying value of other public holdings which are accounted for at fair value. Excludes Braves Group intergroup interest.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

The Live Nation call spread was issued in connection with the reattribution between Liberty SiriusXM Group and Formula One Group in April 2020.  Formula One Group bought from Liberty SiriusXM Group a European call option on 34.8 million Live Nation shares with a strike price of $36.72 (the “Reattribution Price”).  Simultaneously, Formula One Group sold to Liberty SiriusXM Group a European call option on 34.8 million Live Nation shares with a strike price of $47.74, a 30% premium to the Reattribution Price.  The call spread matures on April 22, 2021 and is included within Other Current Assets and Other Current Liabilities on Liberty Media’s unaudited attributed condensed consolidated balance sheet.

	Attributed
	as of September 30, 2020
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$49	(9.1)	$(191)	6.8	$142
Formula One Group intergroup interest	5.3	$176			$(5.3)	$(176)
Live Nation call spread	(34.8)	$(276)			$34.8	$276

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2020	9/30/2020
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(a)(b)	$1,935	$148
Formula One Group(c)	1,767	1,586
Braves Group(b)	329	240
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$4,031	$1,974

Debt:
SiriusXM senior notes(d)	$9,250	$7,750
Pandora convertible senior notes	194	194
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	385
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	604
SiriusXM margin loan	750	750
Live Nation margin loan	—	—
Other subsidiary debt(f)	—	—
Total Attributed Liberty SiriusXM Group Debt	$12,583	$11,083
Unamortized discount, fair market value adjustment and deferred loan costs	(115)	2
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$12,468	$11,085

1% cash convertible notes due 2023(e)	450	450
2.25% AT&T exchangeable senior debentures due 2046(e)	206	204
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	77	76
Total Attributed Formula One Group Debt	$3,635	$3,632
Fair market value adjustment and deferred loan costs	37	83
Total Attributed Formula One Group Debt (GAAP)	$3,672	$3,715

Atlanta Braves debt	718	714
Total Attributed Braves Group Debt	$718	$714
Deferred loan costs	(4)	(4)
Total Attributed Braves Group Debt (GAAP)	$714	$710

Total Liberty Media Corporation Debt (GAAP)	$16,854	$15,510

a)	Includes $1.8 billion and $44 million of cash, liquid investments and restricted cash held at SiriusXM as of June 30, 2020 and September 30, 2020, respectively.
b)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
c)	Includes $324 million and $139 million of cash and liquid investments held at Formula 1 as of June 30, 2020 and September 30, 2020, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility, undrawn as of June 30, 2020 and September 30, 2020.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group decreased $1.8 billion in the third quarter. Cash from operations at SiriusXM was more than offset by debt redemption at SiriusXM (which was funded using proceeds from SiriusXM’s debt issuance in June 2020), capital expenditures and return of capital at both SiriusXM and

Liberty SiriusXM.  Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at September 30, 2020 is $44 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have unfettered access to SiriusXM’s cash balances.  Liberty SiriusXM Group received $42 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group decreased $1.5 billion during the quarter driven by the redemption of SiriusXM’s $500 million 4.625% notes due 2023 and $1.0 billion 5.375% notes due 2025. The debt redemptions were funded using proceeds from SiriusXM’s 4.125% senior notes due 2030 issued on June 11, 2020.

Total cash and liquid investments attributed to the Formula One Group decreased $181 million during the quarter primarily due to cash used for operations at F1, including one-time fees paid to teams upon signing the new Concorde Agreement, and interest expense. Total debt at Formula One Group was flat in the quarter.

Total cash, liquid investments and restricted cash attributed to the Braves Group decreased $89 million during the quarter driven by capital expenditures related to the mixed-use development and cash used for operations at the Braves once the season commenced. Total debt attributed to the Braves Group was relatively flat in the quarter as increased borrowing to fund the mixed-use development was offset by partial repayment under the Braves team revolver. The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $73 million in debt, with $72 million incremental debt funding remaining.

On August 24, 2020, Liberty announced amendments to the debt agreements of certain subsidiaries of the Braves. Pursuant to an amendment to the Braves $85 million credit facility, the fixed charge coverage ratio will not apply until the quarter ending March 31, 2022. Pursuant to an amendment to the debt agreements related to the Braves ballpark funding, the debt service coverage ratio will not apply until the quarter ending September 30, 2021. The aforementioned amendments require that certain conditions be met by the various borrowing entities, including but not limited to minimum liquidity thresholds.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.S.T.) on November 5, 2020.  The call can be accessed by dialing (888) 254-3590 or (323) 994-2093, passcode 5782381 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, Formula 1’s race calendar; the new Concorde Agreement, MLB’s 2020 season; the impact of COVID-19; matters relating to Braves Holdings operating credit facilities and debt; plans regarding stock repurchases, future financial performance (including results stemming from current and future performance stemming from COVID-19 impacts) and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, and changes in law, including consumer protection laws, and their enforcement, and the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

September 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$137	213	1,586	—	1,936
Trade and other receivables, net	582	41	148	—	771
Other current assets	214	40	588	(276)	566
Total current assets	933	294	2,322	(276)	3,273
Intergroup interests	225	—	142	(367)	—
Investments in affiliates, accounted for using the equity method	986	87	33	—	1,106

Property and equipment, at cost	2,724	991	191	—	3,906
Accumulated depreciation	(1,435)	(168)	(67)	—	(1,670)
	1,289	823	124	—	2,236

Intangible assets not subject to amortization
Goodwill	15,820	180	3,956	—	19,956
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,682	323	3,956	—	29,961
Intangible assets subject to amortization, net	1,474	25	3,990	—	5,489
Other assets	1,021	76	664	(37)	1,724
Total assets	$31,610	1,628	11,231	(680)	43,789

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(28)	(25)	53	—	—
Accounts payable and accrued liabilities	1,156	63	184	—	1,403
Current portion of debt	1	95	—	—	96
Deferred revenue	1,792	88	362	—	2,242
Other current liabilities	350	4	20	(276)	98
Total current liabilities	3,271	225	619	(276)	3,839
Long-term debt	11,084	615	3,715	—	15,414
Deferred income tax liabilities	2,055	47	—	(37)	2,065
Redeemable intergroup interests	—	191	176	(367)	—
Other liabilities	664	213	214	—	1,091
Total liabilities	17,074	1,291	4,724	(680)	22,409
Equity / Attributed net assets	9,354	337	6,501	—	16,192
Noncontrolling interests in equity of subsidiaries	5,182	—	6	—	5,188
Total liabilities and equity	$31,610	1,628	11,231	(680)	43,789

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,025	—	—	2,025
Formula 1 revenue	—	—	597	597
Other revenue	—	110	—	110
Total revenue	2,025	110	597	2,732
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	602	—	—	602
Programming and content(1)	123	—	—	123
Customer service and billing(1)	119	—	—	119
Other(1)	51	—	—	51
Cost of Formula 1 revenue	—	—	551	551
Subscriber acquisition costs	110	—	—	110
Other operating expenses(1)	64	90	—	154
Selling, general and administrative(1)	363	17	43	423
Acquisition and restructuring	—	—	—	—
Depreciation and amortization	142	19	118	279
	1,574	126	712	2,412
Operating income (loss)	451	(16)	(115)	320
Other income (expense):
Interest expense	(116)	(6)	(31)	(153)
Intergroup interest (expense) income	—	—	—	—
Share of earnings (losses) of affiliates, net	(183)	(5)	1	(187)
Realized and unrealized gains (losses) on financial instruments, net	(39)	—	55	16
Unrealized gains (losses) on intergroup interests	25	(10)	(15)	—
Other, net	(36)	(1)	5	(32)
	(349)	(22)	15	(356)
Earnings (loss) from continuing operations before income taxes	102	(38)	(100)	(36)
Income tax (expense) benefit	(22)	7	8	(7)
Net earnings (loss)	80	(31)	(92)	(43)
Less net earnings (loss) attributable to the noncontrolling interests	68	—	3	71
Net earnings (loss) attributable to Liberty stockholders	$12	(31)	(95)	(114)

(1) Includes stock-based compensation expense as follows:
Programming and content	9	—	—	9
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	11	—	—	11
Selling, general and administrative	39	2	5	46
Stock compensation expense	$61	2	5	68

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2019 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,011	—	—	2,011
Formula 1 revenue	—	—	633	633
Other revenue	—	212	—	212
Total revenue	2,011	212	633	2,856
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	592	—	—	592
Programming and content(1)	116	—	—	116
Customer service and billing(1)	120	—	—	120
Other(1)	52	—	—	52
Cost of Formula 1 revenue	—	—	434	434
Subscriber acquisition costs	101	—	—	101
Other operating expenses(1)	78	145	—	223
Selling, general and administrative(1)	363	26	51	440
Acquisition and restructuring	—	—	—	—
Depreciation and amortization	135	20	116	271
	1,557	191	601	2,349
Operating income (loss)	454	21	32	507
Other income (expense):
Interest expense	(115)	(6)	(48)	(169)
Share of earnings (losses) of affiliates, net	(7)	4	58	55
Realized and unrealized gains (losses) on financial instruments, net	(10)	(2)	26	14
Unrealized gains (losses) on intergroup interests	—	2	(2)	—
Other, net	(51)	—	4	(47)
	(183)	(2)	38	(147)
Earnings (loss) from continuing operations before income taxes	271	19	70	360
Income tax (expense) benefit	(63)	(7)	(28)	(98)
Net earnings (loss)	208	12	42	262
Less net earnings (loss) attributable to the noncontrolling interests	68	—	1	69
Net earnings (loss) attributable to Liberty stockholders	$140	12	41	193

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	15	—	—	15
Selling, general and administrative	41	4	6	51
Stock compensation expense	$66	4	6	76

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$348	(16)	(635)	(303)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	432	54	326	812
Stock-based compensation	173	(10)	17	180
Share of (earnings) loss of affiliates, net	331	2	109	442
Unrealized (gains) losses on intergroup interests, net	(92)	(78)	170	—
Realized and unrealized (gains) losses on financial instruments, net	228	10	(75)	163
Deferred income tax expense (benefit)	33	(15)	(61)	(43)
Intergroup tax allocation	4	(16)	12	—
Other charges (credits), net	73	10	2	85
Changes in operating assets and liabilities
Current and other assets	150	(16)	(282)	(148)
Payables and other liabilities	(301)	19	150	(132)
Net cash provided (used) by operating activities	1,379	(56)	(267)	1,056
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(91)	—	(3)	(94)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(230)	(69)	(17)	(316)
Other investing activities, net	10	4	(3)	11
Net cash provided (used) by investing activities	(339)	(65)	95	(309)
Cash flows from financing activities:
Borrowings of debt	2,300	216	522	3,038
Repayments of debt	(1,922)	(62)	(611)	(2,595)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty SiriusXM stock repurchases	(135)	—	(69)	(204)
Subsidiary shares repurchased by subsidiary	(870)	—	—	(870)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(49)	—	—	(49)
Taxes paid in lieu of shares issued for stock-based compensation	(84)	—	(2)	(86)
Other financing activities, net	(35)	(5)	(26)	(66)
Net cash provided (used) by financing activities	(1,399)	149	1,172	(78)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(359)	28	999	668
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$148	240	1,586	1,974

Cash and cash equivalents	$137	213	1,586	1,936
Restricted cash included in other current assets	—	10	—	10
Restricted cash included in other assets	11	17	—	28
Total cash and cash equivalents and restricted cash at end of period	$148	240	1,586	1,974

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2019 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$543	(33)	(183)	327
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	396	54	340	790
Stock-based compensation	204	13	21	238
Share of (earnings) loss of affiliates, net	18	(13)	(74)	(69)
Unrealized (gains) losses on intergroup interests, net	—	26	(26)	—
Realized and unrealized (gains) losses on financial instruments, net	(6)	6	171	171
Deferred income tax expense (benefit)	232	7	(43)	196
Intergroup tax allocation	1	(6)	5	—
Intergroup tax (payments) receipts	(2)	22	(20)	—
Other charges (credits), net	63	9	(4)	68
Changes in operating assets and liabilities
Current and other assets	14	(37)	(38)	(61)
Payables and other liabilities	(26)	9	127	110
Net cash provided (used) by operating activities	1437	57	276	1,770
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(14)	(4)	(7)	(25)
Cash proceeds from the sale of investments	373	—	16	389
Cash paid for acquisitions, net of cash acquired	313	—	—	313
Capital expended for property and equipment, including internal-use software and website development	(239)	(72)	(27)	(338)
Sales of short term investments and other marketable securities	73	—	—	73
Other investing activities, net	2	—	(4)	(2)
Net cash provided (used) by investing activities	508	(76)	(22)	410
Cash flows from financing activities:
Borrowings of debt	4,943	75	—	5,018
Repayments of debt	(4,311)	(29)	(5)	(4,345)
Liberty SiriusXM stock repurchases	(374)	—	—	(374)
Subsidiary shares repurchased by subsidiary	(1,959)	—	—	(1,959)
Cash dividends paid by subsidiary	(52)	—	—	(52)
Taxes paid in lieu of shares issued for stock-based compensation	(109)	(1)	9	(101)
Other financing activities, net	(41)	(6)	6	(41)
Net cash provided (used) by financing activities	(1,903)	39	10	(1,854)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(5)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	42	20	259	321
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$144	210	419	773

Cash and cash equivalents	$133	142	419	694
Restricted cash included in other current assets	—	55	—	55
Restricted cash included in other assets	11	13	—	24
Total cash and cash equivalents and restricted cash at end of period	$144	210	419	773

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended September 30, 2019 and September 30, 2020, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q19	3Q20
Liberty SiriusXM Group
Revenue	$2,011	$2,025

Operating Income	$454	$451
Depreciation and amortization	135	142
Stock compensation expense	66	61
Adjusted OIBDA	$655	$654

Formula One Group
Revenue	$633	$597

Operating Income	$32	$(115)
Depreciation and amortization	116	118
Stock compensation expense	6	5
Adjusted OIBDA	$154	$8

Braves Group
Revenue	$212	$110

Operating Income	$21	$(16)
Depreciation and amortization	20	19
Stock compensation expense	4	2
Adjusted OIBDA	$45	$5

Liberty Media Corporation (Consolidated)
Revenue	$2,856	$2,732

Operating Income	$507	$320
Depreciation and amortization	271	279
Stock compensation expense	76	68
Adjusted OIBDA	$854	$667

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of SiriusXM’s normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2019	2020
($ in millions)
Net income:	$246	$272
Add back items excluded from Adjusted EBITDA:
Share-based payment expense	65	58
Depreciation and amortization	118	125
Interest expense	104	96
Loss on extinguishment of debt	56	40
Other expense (income)	—	(2)
Income tax expense	70	72
Purchase price accounting adjustments:
Revenues	2	2
Operating expenses	(4)	(2)
Adjusted EBITDA	$657	$661